Exhibit 99.1

BACE Inhibitor BI 1181181 Voluntarily put on Temporary Clinical Hold for Safety Evaluation

FORT WASHINGTON, PA, February 26, 2015 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical-stage biotechnology company, today announced that its partner Boehringer Ingelheim has voluntarily placed BI 1181181 on a temporary clinical hold, and has notified regulatory agencies of its decision. BI 1181181 is an orally-active beta secretase (BACE) inhibitor being evaluated in Phase 1 clinical trials for the treatment and prevention of Alzheimer’s disease. This action was taken to further investigate skin reactions observed in some study participants during the multiple rising dose trial.

“Our partner is working diligently to evaluate and understand this observation,” said Dr. Richard Gregg, Chief Scientific Officer of Vitae. “We are confident that the analysis will result in a clear understanding of how to proceed with BI 1181181, and we remain committed to our partner and the BACE program. Depending on the outcome of the evaluation and Boehringer Ingelheim’s decision, we expect that either BI 1181181 or its structurally distinct, Phase 1-ready back up will be advanced, with the goal of delivering a medicine with disease-modifying benefits to patients suffering from Alzheimer’s disease.”

About Alzheimer’s Disease

Alzheimer’s disease is the most common type of dementia and is increasing in prevalence as the population ages. According to the Centers for Disease Control, Alzheimer’s disease was the 6th leading cause of death in the United States in 2013. In addition, as of 2013, an estimated 5.1 million Americans had Alzheimer’s disease, nearly all of whom are aged 65 or older, and approximately 200,000 individuals under age 65 have early onset of Alzheimer’s disease. The demographics highlight that the economic impact of Alzheimer’s disease is large and continuing to grow. According to the Alzheimer’s Foundation of America, in 2010, the cost of care for people over age 70 in the United States was between $157 billion and $210 billion.

About BI 1181181

BI 1181181 is Vitae Pharmaceuticals’ orally active BACE inhibitor that is being developed by Boehringer Ingelheim pursuant to a research collaboration and license agreement. Using its proprietary Contour® platform, Vitae discovered potent and highly selective BACE inhibitors that were orally active for lowering brain amyloid beta (Aβ) levels in animal models, and subsequently partnered with Boehringer Ingelheim to continue to progress these discoveries.

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule drugs for diseases in which there are significant unmet medical needs. The company is developing a robust and growing portfolio of novel product candidates generated by Contour®, its proprietary structure-based drug discovery platform.

For additional information, please visit the company’s website at www.vitaepharma.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the clinical development of BI 1181181 and any back up compounds. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties and may turn out to be wrong. For example, our statements about the future advancement of BI 1181181 or its structurally distinct, Phase 1-ready back up could be affected by the results of Boehringer Ingelheim’s evaluations of the studies to date, the future identification of additional side effects or other safety issues, the fact that we are developing BI 1181181 as part of a collaboration and relying on a third party to conduct the trials and the other inherent risks of clinical development. Furthermore the results of preclinical and clinical trials conducted to date may not be predictive of future results. Vitae’s product candidates are at an early stage of development and contain a high level of development risk. All of our forward- looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, as amended (Form S-1), and the prospectus filed in connection with the Form S-1. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vitae undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

###

INVESTORS:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

MEDIA:
6 Degrees PR

Tony Plohoros
(908) 940-0135

tplohoros@6degreespr.com

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com